UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 24, 2004

RESTORATION HARDWARE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-24261	68-0140361
(Commission File Number)	(IRS Employer Identification No.)

15 Koch Road, Suite J, Corte Madera, California	94925
(Address of Principal Executive Offices)	(Zip Code)

(415) 924-1005
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On August 24, 2004, John W. Tate assumed the roles of our new Chief Operating Officer and Executive Vice President, in accordance with the employment offer letter, dated August 13, 2004, from us to Mr. Tate, a copy of which was attached as Exhibit 99.2 to our Form 8-K previously filed with the Securities and Exchange Commission on August 19, 2004.

Pursuant to the terms of Mr. Tate’s employment offer letter, Mr. Tate, among other things, was granted by the Compensation Committee of our Board of Directors, effective August 24, 2004, options to purchase up to an aggregate of 400,000 shares of our common stock at an exercise price of $5.70 per share, which exercise price represented the fair market value of our common stock on the grant date of such options.  Under the terms of Mr. Tate’s notices of grant of stock option and stock option agreements, each dated August 24, 2004, the options will vest at 25% per year, over a four-year period, measured from August 24, 2004 and have a ten-year term, expiring on August 24, 2014.  The options are subject to earlier termination in certain circumstances following Mr. Tate’s cessation of service with us, and the other terms of the options are in accordance with our 1998 Stock Incentive Plan, as amended and restated October 9, 2002.  However, should there be a change of control of our company, and Mr. Tate, thereafter, is terminated without cause by us or the successor entity following the consummation of such change of control, Mr. Tate’s options, to the extent not already fully vested, will vest in full.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)  On August 24, 2004, John W. Tate assumed the roles of our new Chief Operating Officer and Executive Vice President, in accordance with the employment offer letter, dated August 13, 2004, from us to Mr. Tate, a copy of which was attached as Exhibit 99.2 to our Form 8-K previously filed with the Securities and Exchange Commission on August 19, 2004.  We also previously reported in our Form 8-K filed with the Securities and Exchange Commission on August 19, 2004 the information called for by this Item 5.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESTORATION HARDWARE, INC.

Dated: August 26, 2004	By:	/s/ Patricia A. McKay
Patricia A. McKay,
Chief Financial Officer